UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

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U.S. AUTO PARTS NETWORK, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 5, 2009

To the Stockholders of U.S. Auto Parts Network, Inc.:

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of U.S. Auto Parts Network, Inc., a Delaware corporation, will be held on Tuesday, May 5, 2009 at 10:30 a.m. Pacific Time at TBD, for the following purposes:

1.	To elect three Class III directors to hold office for a term of three years or until their respective successors are elected and qualified. The nominees for election are Frederic W. Harman, Warren B. Phelps III, and Jeffrey Schwartz.

2.	To approve the stock option exchange program, pursuant to which up to 1,486,464 options would be exchanged for up to 743,232 new options.

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

4.	To transact any other business which may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 16, 2009 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices and at the Annual Meeting.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign, date and return the enclosed proxy card in the enclosed postage-paid and addressed envelope. If your shares are held in “street name” (i.e., your shares are held in the name of a brokerage firm, bank or other nominee), you should receive from that institution an instruction form for voting in lieu of a proxy card. Should you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please sign, date and return each proxy card or voting instruction form to ensure that all of your shares are voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

By Order of the Board of Directors

Shane Evangelist
Chief Executive Officer

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

U.S. AUTO PARTS NETWORK, INC.

17150 South Margay Avenue

Carson, California 90746

PROXY STATEMENT

These proxy materials and the enclosed proxy card are being furnished in connection with the solicitation of proxies by the Board of Directors of U.S. Auto Parts Network, Inc., a Delaware corporation, to be voted at the 2009 Annual Meeting of Stockholders to be held on May 5, 2009 (the “Annual Meeting”) and at any adjournment or postponement of the meeting. The Annual Meeting will be held at 10:30 a.m. Pacific Time at TBD. These proxy solicitation materials are expected to be mailed on or about April 3, 2009 to all stockholders entitled to vote at the Annual Meeting.

Purpose of Meeting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of the Annual Meeting of Stockholders (the “Notice”) and are described in more detail in this proxy statement.

Voting; Quorum

The record date for determining those stockholders who are entitled to notice of, and to vote at, the Annual Meeting has been fixed as March 16, 2009. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of our common stock held by such stockholder as of the record date. As of the record date, 29,846,757 shares of our common stock were outstanding and no shares of our preferred stock were outstanding.

The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the outstanding shares of our common stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

In the election of directors under Proposal One, the three nominees receiving the highest number of affirmative votes of our common stock, present or represented by proxy and entitled to vote at the Annual Meeting, will be elected. With regard to Proposals Two and Three, the affirmative vote of the holders of a majority of our common stock present or represented by proxy and entitled to vote at the Annual Meeting is being sought.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary voting power). Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. With regard to Proposal One, broker non-votes and votes marked “withheld” will not be counted toward the tabulation of votes cast on such proposal presented to the stockholders. With regard to Proposals Two and Three, abstentions will be counted toward the tabulation of votes cast on such proposal presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether such proposal has been approved and will not have the effect of negative votes.

Proxies

Please use the enclosed proxy card to vote by mail. If your shares are held in street name, then in lieu of a proxy card you should receive from that institution an instruction form for voting. Should you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please be sure to complete, sign, date and return each proxy card or voting instruction form to ensure that all of your shares will be voted. Only proxy cards that have been signed, dated and timely returned will be counted in the quorum and voted.

If the enclosed proxy card is properly signed and returned to us, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by the Board under Proposal One and for Proposals Two and Three.

The enclosed proxy also grants the proxy holders discretionary authority to vote on any other business that may properly come before the Annual Meeting. We have not been notified by any stockholder of his or her intent to present a stockholder proposal at the Annual Meeting.

If your shares are held in your name, you may revoke or change your vote at any time before the Annual Meeting by filing a notice of revocation or another signed proxy card with a later date with our corporate Secretary at our principal executive offices at 17150 South Margay Avenue, Carson, California 90746. If your shares are held in street name, you should contact the record holder to obtain instructions if you wish to revoke or change your vote before the Annual Meeting. If you attend the Annual Meeting and vote by ballot, any proxy that you submitted previously to vote the same shares will be revoked automatically and only your vote at the Annual Meeting will be counted. Please note, however, that if your shares are held in street name, your vote in person at the Annual Meeting will not be effective unless you have obtained and present a proxy issued in your name from the record holder. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Voting by Telephone or through the Internet

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares by telephone or through the Internet. A large number of banks and brokerage firms provide eligible stockholders the opportunity to vote in this manner. If your bank or brokerage firm allows for this, your voting form will provide instructions for such alternative method of voting.

Solicitation

We will bear the entire cost of proxy solicitation, including the costs of preparing, assembling, printing and mailing this proxy statement, the proxy card and any additional solicitation material furnished to the stockholders. Copies of the solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their reasonable expenses in forwarding the solicitation materials to the beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by personal contact, telephone, facsimile, email or any other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. In the discretion of management, we reserve the right to retain a professional firm of proxy solicitors to assist in the solicitation of proxies. Although we do not currently expect to retain such a firm, we estimate that the fees of such firm would range from $5,000 to $20,000 plus out-of-pocket expenses, all of which would be paid by us.

Note with Respect to Forward-Looking Statements

We have made certain forward-looking statements in this proxy statement that relate to expectations concerning matters that are not historical or current facts. These statements are forward looking statements for the purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act of 1933 (the “Securities Act”). In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements. Although we believe that such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from such expectations, and you should not place undue reliance on these forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by such language. Except as required by law, we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms and each as nearly equal in number as possible as determined by our Board of Directors. As a result, a portion of our Board of Directors will be elected each year. Our Board of Directors currently consists of nine persons. Messrs. Harman, Phelps and Schwartz have been designated Class III directors whose terms expire at the Annual Meeting. Messrs. Evangelist and Nia, and Ms. Siminoff have been designated Class I directors whose terms expire at the 2010 Annual Meeting of Stockholders. Messrs. Berman, Khazani and Majteles have been designated Class II directors whose terms expire at the 2011 Annual Meeting of Stockholders.

The class whose term of office expires at the Annual Meeting currently consists of three directors. On the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors selected and approved Frederic Harman, Warren Phelps and Jeffrey Schwartz as nominees for election in the class being elected at the Annual Meeting to serve for a term of three years, expiring at the 2012 Annual Meeting of Stockholders, or until their successors are duly elected and qualified or until their earlier resignation or removal. Each nominee for election is currently a member of our Board of Directors and has agreed to serve if elected. Management has no reason to believe that any of the nominees will be unavailable to serve. In the event any of the nominees named herein is unable to serve or declines to serve at the time of the Annual Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for substitutes. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

Stockholder Approval

The three nominees receiving the highest number of affirmative votes of the outstanding shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting shall be elected.

Recommendation of Our Board of Directors

Our Board of Directors recommends a vote “FOR” the Class II director nominees listed below.

Directors and Nominees

The names of our directors and nominees, their ages and positions with us as of April 3, 2009, and biographical information about them, are as follows:

Name	Age	Current Position(s)
Robert J. Majteles (1)(2)	44	Chairman of the Board
Joshua L. Berman (2)	39	Director
Shane Evangelist (4)	35	Chief Executive Officer and Director
Fredric W. Harman	48	Director
Sol Khazani	51	Director
Mehran Nia	43	Director
Warren B. Phelps III (1)(3)	62	Director
Jeffrey A. Schwartz (1)(3)(4)	43	Director
Ellen F. Siminoff (1)(2)(3)	41	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.
(4)	Member of the Strategic Committee.

Class III Director Nominees

Fredric W. Harman has been a director since March 2006. Mr. Harman is a Managing Partner of Oak Investment Partners, a venture capital firm, which he joined as a General Partner in 1994. From 1991 to 1994, Mr. Harman served as a General Partner of Morgan Stanley Venture Capital. Mr. Harman currently serves as a director of Limelight Networks, Inc., a leading provider of online content delivery network services, and several privately held companies. Mr. Harman holds B.S. and M.S. degrees in electrical engineering from Stanford University and an M.B.A. from the Harvard Business School.

Mr. Harman was elected to serve as a member of our Board of Directors pursuant to a voting agreement entered into in March 2006 by and among us and certain of our stockholders. Pursuant to the voting agreement, Mr. Harman was selected as a representative of the holders of a majority of our Series A preferred stock. All of the outstanding shares of our Series A preferred stock were converted into shares of our common stock upon the completion of our initial public offering in February 2007. Mr. Harman will continue to serve as a director until his resignation or until his successor is duly elected by holders of our common stock.

Warren B. Phelps III has been a director since September 2007. From 2000 until his retirement in September 2006, Mr. Phelps served in several executive positions for Spirent Communications plc, a leading communications technology company, most recently as President of the Performance Analysis Broadband division. From 1996 to 2000, Mr. Phelps was at Netcom Systems, a provider of network test and measurement equipment, most recently as President and Chief Executive Officer. Prior to that, Mr. Phelps held executive positions, including Chairman and Chief Executive Officer, at MICOM Communications and in various financial management roles at Burroughs / Unisys Corporation. Mr. Phelps currently serves on the boards of directors of two privately held companies and on the Board of Trustees of St. Lawrence University. Mr. Phelps holds a B.S. degree from St. Lawrence University in Canton, New York and an M.B.A. from the University of Rochester in Rochester, New York.

Jeffrey A. Schwartz has been a director since October 2007. Since December 2008, he has served as Chairman and CEO of Lateral Media, Inc., a web publishing and performance marketing company. Prior to founding Lateral Media, Mr. Schwartz was founder, Chairman, and CEO of Vertical Passion Media, a media and marketing company focused on classified listings, content, and community in the motors category, from June 2007 through December 2008, and Chairman and CEO of AutoCentro, an automotive dealership group, from June 2006 to June 2007. From 2001 to April 2006, Mr. Schwartz served in various senior executive positions at Autobytel, including Vice Chairman, President, and CEO. Prior to Autobytel, Mr. Schwartz was President and CEO of Autoweb, another NASDAQ listed company, and Vice President, Corporate Affairs at The Walt Disney Company. Mr. Schwartz holds B.A., M.A. and Ph.D. degrees in political science from the University of Southern California.

Directors Whose Terms Continue

Class I Directors — Terms Expiring at the 2010 Annual Meeting

Shane Evangelist has been our Chief Executive Officer and a director since October 2007. From August 2004 to September 2007, Mr. Evangelist served as Senior Vice President and General Manager of BLOCKBUSTER Online, a division of Blockbuster Inc., which he joined in 2001, where he was responsible for leading the creation, development and launch of Blockbuster’s online movie rental service. Prior to that, from January 2001 to July 2004, Mr. Evangelist served as Vice President of Strategic Planning for Blockbuster Inc., with responsibility for strategy development, mergers and acquisitions, marketing and capital deployment. Prior to Blockbuster, Mr. Evangelist began his career at IBM as a business executive responsible for media and entertainment accounts. Mr. Evangelist holds a B.A. degree in Business Administration from the University of New Mexico and an M.B.A. from Southern Methodist University.

Mehran Nia is a co-founder of U.S. Auto Parts and has been a director since October 1995. Mr. Nia also served as our Chief Executive Officer and President from October 1995 to October 2007. From October 1995 to January 2001, Mr. Nia also served as our Chief Financial Officer. Mr. Nia holds a B.A. degree in biology from San Diego State University.

Ellen F. Siminoff has been a director since November 2006. Since March 2008, Ms. Siminoff has served as President and CEO of Shmoop, an educationally based website, and as the Chairman of Efficient Frontier, Inc., a provider of paid search engine marketing solutions since February 2008. From March 2004 to February 2008, Ms. Siminoff served as the President and Chief Executive Officer of Efficient Frontier. Prior to that, from 1996 to 2002, Ms. Siminoff served in various capacities at Yahoo!, including as Senior Vice-President of Entertainment and Small Business and Senior Vice President of Corporate Development. Ms. Siminoff also serves on the boards of directors and advisors of Journal Communications, Inc., glu mobile, and several privately-held companies. Ms. Siminoff holds an A.B. degree in economics from Princeton University and an M.B.A. from Stanford University.

Class II Directors — Terms Expiring at the 2011 Annual Meeting

Joshua L. Berman has been a director since October 2007. Mr. Berman is a co-founder of MySpace.com, a leading online lifestyle portal, and has served as its Chief Operating Officer since January 2003. Prior to that, Mr. Berman co-founded and managed two Internet companies, ResponseBase Marketing, where he held positions as the Chief Operating Officer and Chief Financial Officer, and Xdrive Technologies, where he served as Chief Financial Officer and Senior Vice President of Corporate Development. Mr. Berman has also worked as a management consultant at PricewaterhouseCoopers and as an international marketing manager and a senior financial analyst at Twentieth Century Fox. Mr. Berman is licensed as a certified public accountant and holds a B.A. degree in economics from the University of California, Santa Barbara and an M.B.A. from the University of Southern California.

Sol Khazani is a co-founder of U.S. Auto Parts and has been a director since January 2001. Mr. Khazani also served as our Chairman of the Board from January 2001 to March 2007, as our Chief Financial Officer from January 2001 to April 2005 and as a Vice President from October 1995 to January 2001. Since 1995, Mr. Khazani has served as the Vice President of American Condenser, Inc., a company that he co-founded which manufactures air-conditioning condensers for automotive and industrial applications. Mr. Khazani holds a B.S. degree in accounting and an M.B.A. from National University in San Diego.

Robert J. Majteles has been a director since November 2006 and has been our Chairman of the Board since March 2007. Mr. Majteles is the Managing Member of Treehouse Capital, LLC, an investment firm. Mr. Majteles also serves on the boards of directors of Adept Technology, Inc., Macrovision Corporation, Unify Corporation, Comarco, Inc., and Merriman, Curhan & Ford. Mr. Majteles holds a B.A. degree in political science from Columbia University and a J.D. from Stanford Law School. Mr. Majteles is also Lecturer at the graduate and undergraduate levels at the University of California, Berkeley.

Family Relationships

There are no family relationships among any of our directors, executive officers and director nominees.

CORPORATE GOVERNANCE

Code of Ethics and Business Conduct

Our Board of Directors has adopted a Code of Ethics and Business Conduct which applies to all directors, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) and employees. The full text of our Code of Ethics and Business Conduct is available on the Investor Relations section of our website at www.usautoparts.net. We intend to disclose future amendments to certain provisions of the Code of Ethics and Business Conduct, and any waivers of provisions of the Code of Ethics required to be disclosed under the rules of the Securities and Exchange Commission (“SEC”), at the same location on our website.

Director Independence

The Board of Directors has determined that Messrs. Berman, Majteles, Phelps and Schwartz and Ms. Siminoff each satisfies the requirements for “independence” under the listing standards of The NASDAQ Stock Market (the “NASDAQ Rules”).

Board Committees and Meetings

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each committee has a written charter that is reviewed annually and revised as appropriate. A copy of each committee’s charter is available on the Investor Relations section of our website at www.usautoparts.net, which can be directly accessed at http://investor.usautoparts.net/.

During the fiscal year ended December 31, 2008, the Board of Directors and the various committees of the Board held the following number of meetings: Board of Directors—7; Audit Committee—7; Compensation Committee—7; and Nominating and Corporate Governance Committee—2. During fiscal year 2008, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and total number of meetings of any committees of the Board, which he or she was required to attend.

Audit Committee. Our Audit Committee consists of Messrs. Majteles, Phelps and Schwartz and Ms. Siminoff. Mr. Phelps is the Chair of the Audit Committee. Our Board of Directors has determined that each member of the Audit Committee is independent under the NASDAQ Rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Phelps qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. The functions of this committee include:

•	meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•	meeting with our independent auditors and with internal financial personnel regarding these matters;

•	pre-approving audit and non-audit services to be rendered by our independent auditors;

•	engaging and determining the compensation of our independent auditors and oversight of the work of our independent auditors;

•

reviewing our financial statements and periodic reports and discussing the statements and reports with our management and independent auditors, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters;

•	reviewing our financing plans and reporting recommendations to our full Board of Directors for approval and to authorize action; and

•	administering and discussing with management and our independent auditors our Code of Ethics.

Both our independent auditors and internal financial personnel regularly meet privately with the Audit Committee and have unrestricted access to this committee.

Compensation Committee. Our Compensation Committee consists of Messrs. Berman and Majteles, and Ms. Siminoff. Mr. Berman is the Chair of our Compensation Committee. Our Board of Directors has determined that each member of the Compensation Committee is independent under the NASDAQ Rules. The functions of this committee include:

•

reviewing and, as it deems appropriate, recommending to our Board of Directors, policies, practices and procedures relating to the compensation of our directors, officers and other managerial employees and the establishment and administration of our employee benefit plans;

•	exercising authority under our employee benefit plans;

•	reviewing and approving executive officer and director indemnification and insurance matters; and

•	advising and consulting with our officers regarding managerial personnel and development.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee consists of Ms. Siminoff and Messrs. Phelps and Schwartz. Ms. Siminoff is the Chair of our Nominating and Corporate Governance Committee. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent under the NASDAQ Rules. The functions of this committee include:

•	identifying qualified candidates to become members of our Board of Directors;

•	selecting nominees for election of directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected);

•	selecting candidates to fill vacancies of our Board of Directors;

•	developing and recommending to our Board of Directors our corporate governance guidelines; and

•	overseeing the evaluation of our Board of Directors.

In connection with their recommendations regarding the size and composition of the Board, the Nominating and Corporate Governance Committee reviews the appropriate qualities and skills required of directors in the context of the then current make-up of the Board. This includes an assessment of each candidate’s independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of our business, ability to think and act independently and with sound judgment, and ability to serve our and its stockholders’ long-term interests. These factors, and others as considered useful by the Nominating and Corporate Governance Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Nominating and Corporate Governance Committee and of the Board may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective directors. The Nominating and Corporate Governance Committee leads the search for and selects, or recommends that the Board select, candidates for election to the Board. Consideration of new director candidates typically involves a series of committee discussions, review of information concerning candidates and interviews with selected candidates. Candidates for nomination to our Board typically have been suggested by other members of the Board or by our executive officers. From time to time, the Nominating and Corporate Governance Committee may engage the services of a third-party search firm to identify director candidates.

        The Nominating and Corporate Governance Committee will consider candidates for directors recommended by our stockholders who meet the eligibility requirements for submitting stockholder proposals for inclusion in our next proxy statement. This committee will evaluate such recommendations applying its regular nominee criteria. Eligible stockholders wishing to recommend a nominee must submit such recommendation in writing to the Chair, Nominating and Corporate Governance Committee, care of the corporate Secretary, by the deadline for stockholder proposals set forth in the prior year’s proxy statement, specifying the following information: (a) the name and address of the nominee, (b) the name and address of the stockholder making the nomination, (c) a representation that the nominating stockholder is a stockholder of record of our stock entitled to vote at the next annual meeting and intends to appear in person or by proxy at such meeting to nominate the person specified in the notice, (d) the nominee’s qualifications for membership on the Board, (e) a resume of the candidate’s business experience and educational background as well as all of the information that would be required in a proxy statement soliciting proxies for the election of the nominee as a director, (f) a description of all direct or indirect arrangements or understandings between the nominating stockholder and the nominee and any other person or persons (naming such person or persons) pursuant to whose request the nomination is being made by the stockholder, (g) all other companies to which the nominee is being recommended as a nominee for director, and (h) a signed consent of the nominee to cooperate with reasonable background checks and personal interviews, and to serve as a director, if elected. In connection with its evaluation, the Nominating and Corporate Governance Committee may request additional information from the candidate or the recommending stockholder, and may request an interview with the candidate. The Nominating and Corporate Governance Committee has the discretion to decide which individuals to recommend for nomination as directors.

No candidates for director nominations were submitted to the Nominating and Corporate Governance Committee by any stockholder in connection with the election of directors at the Annual Meeting. Each of the director nominees standing for election at this Annual Meeting is a current director of the company.

Strategic Committee. We also have a Strategic Committee, which consists of Messrs. Evangelist and Schwartz. Mr. Schwartz is the Chair of our Strategic Committee. The functions of this committee include:

•	assisting the Board and the Company’s executive officers in evaluating potential expansion opportunities;

•	providing strategic direction and oversight to management in connection with expansion and implementation of new business opportunities; and

•	evaluating and providing direction to management regarding any strategic acquisitions of businesses, companies and/or assets.

Annual Meeting Attendance

We do not have a formal policy regarding attendance by members of our Board of Directors at annual meetings of stockholders; however, directors are encouraged to attend all such meetings. All of our directors attended our 2008 Annual Meeting of Stockholders.

Stockholder Communications to the Board

Our Board of Directors has implemented a process by which stockholders may send written communications directly to the attention of the Board, any committee of the Board or any individual Board member, care of our corporate Secretary at 17150 South Margay Avenue, Carson, California 90746. The name of any specific intended Board recipient should be noted in the communication. Our corporate Secretary will be primarily responsible for collecting, organizing and monitoring communications from stockholders and, where appropriate depending on the facts and circumstances outlined in the communication, providing copies of such communications to the intended recipients. Communications will be forwarded to directors if they relate to appropriate and substantive corporate or Board matters. Communications that are of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration will not be forwarded to the Board.

PROPOSAL TWO:

APPROVAL OF STOCK OPTION EXCHANGE PROGRAM

Overview of Proposal

On March 10, 2009, our Compensation Committee approved, subject to stockholder approval, the exchange of certain outstanding stock options held by current employees (“Eligible Employees”), including executive officers other than the Chief Executive Officer, Chief Financial Officer, Chief Information Officer and Chief Technology Officer (collectively, the “Excluded Officers”), for a smaller number of new options. The options included in the proposed program are those options that have an exercise price greater than $4.90 per share, which approximates the 12-month high for our stock price as of the date of the proxy statement (the “Eligible Options”). Participation in the program by Eligible Employees will be voluntary. Former employees, consultants, non-employee directors and Excluded Officers will not be eligible to participate in the program, and our Chief Executive Officer elected in March 2009 to forfeit 250,000 of his outstanding options. The exchange ratio for the program is 2:1; that is, each Eligible Option will be exchanged for a new option to purchase one-half of the number shares of common stock that were purchasable under the Eligible Option and should not generate a material incremental non-cash share based compensation expense from an accounting perspective.

Stockholder approval of the option exchange program applies only to the stock option exchange program described in this proxy statement. If we were to implement a different stock option exchange program in the future, we would plan to seek stockholder approval for such other exchange program.

Reasons for the Exchange Program

Stock option grants are a critical component of our compensation philosophy, the focal point of which is to increase long-term stockholder value. We believe stock options help us achieve this objective in several important ways: by aligning the employees’ interests with those of our stockholders; by motivating employees’ performance toward our long term success; and, through grants of options as part of a reward and retention compensation philosophy, by encouraging our executives and employees who have received option grants to continue their employment with us.

Despite our work to right-size the Company during the past fiscal year, our stock price has declined, in part, due to an overall stock market downturn and macro-economic conditions. Presently, almost all of our outstanding stock options are “underwater”, meaning the exercise price of those options is greater than our current stock price. This means that the vast majority of our historically granted stock options have little or no perceived value to the employees who hold them and are therefore no longer effective as incentives to motivate and retain these employees.

Our Board of Directors believes that it is critical to our future success to revitalize the incentive value of our stock option program to retain employees and create in them a personal stake in the long term financial success of the Company. The Board believes that without the proper balance between the long term components of our compensation structure (i.e., equity awards) and its short term components (i.e., salary and bonus), key employees are not properly motivated to align their interests with those of the stockholders and work toward reward for their contributions based upon increases in share value. The Board also recognizes the competition, even in this economy, to attract and recruit top talent. The Board believes that it has a responsibility to address these issues and to properly incentivize our key employees. Consequently, the Board has proposed the option exchange program described below.

Eligible Options

The Eligible Options are those outstanding options granted to employees, other than the Excluded Officers, outstanding under our stock incentive plans that have an exercise price greater than $4.90 per share. As of April 3, 2009, these options cover 1,486,464 shares and represent 23.5% of the Company’s total outstanding stock options. The number of employees holding Eligible Options was 106. Of the total number of Eligible Options, 306,000 shares or 20.6% are held by one of our named executive officers.

As of April 3, 2009, employees and former and current officers held outstanding stock options to purchase a total of 6,315,276 shares of common stock under our equity compensation plans. Almost 100% of these options are currently underwater. A large number of these options are held by current employees and some have exercise prices as high as $11.68 per share. Options with exercise prices of $4.90 or less are being excluded from the proposed exchange program.

Of the Eligible Options, 680,364 were granted under our 2006 Equity Incentive Plan and 806,100 were granted under our 2007 Omnibus Incentive Plan. No Eligible Options were granted under the 2007 New Employee Incentive Plan. The 2006 Equity Incentive Plan and the 2007 Omnibus Incentive Plan are qualified plans as that term is defined in the Internal Revenue Code.

Exchange Ratios

In working with our Compensation Committee to develop a stock option exchange program pursuant to the Board’s direction, the Company management hired Compensia, Inc., an independent compensation consultant, to provide a valuation analysis of the Eligible Options. This analysis was used to evaluate the value of the options relative to the replacement options. The exchange ratio was determined to be 2:1 after a thorough evaluation of the retention incentive of Black-Scholes and Monte Carlo option valuation methods versus a ratio that was slightly more advantageous in combination with a longer vesting period.

The exchange ratio will be 2:1; that is, each Eligible Option will be exchanged for a new option to purchase one-half of the number of shares of common stock that were purchasable under the Eligible Option, the option exchange which is a non-value for value exchange and will therefore generate some additional compensation expense (non-cash) to the Company, which is anticipated to be non-material.

Under the proposed exchange program, Eligible Employees will be given the opportunity to exchange their stock options that have an exercise price greater than $4.90 per share for new stock options to purchase a fewer number of shares and an extended vesting period. The ratio of old options surrendered to new options granted will be 2:1. Assuming that 100% of Eligible Employees participate in the exchange program, Eligible Options covering 1,486,464 shares would be surrendered and cancelled, while new options covering 743,232 shares would be issued, resulting in a net reduction of 743,232 shares subject to outstanding awards, or approximately 11.8% of all outstanding options.

The table below provides an example of the exchange of an Eligible Option based on the exchange ratio as of April 3, 2009:

Original Strike Price	Options to be Exchanged	Exchange Rate	New Options Issued	Net Reduction in Overhang as of 3/3/2009
$5.81	75,000	2:1	37,500	37,500

Program Participation

Because the decision whether to participate in the stock option exchange program is completely voluntary, we are not able to predict who or how many Eligible Employees will elect to participate, how many Eligible Options will be surrendered for exchange, or the number of new options that may be issued.

Implementing the Stock Option Exchange Program

If stockholders approve the option exchange program, the program may be commenced at any time within six (6) months following stockholder approval, as determined by the Compensation Committee. Even if the stockholders approve the stock option exchange program, the Board of Directors will retain the authority, in its sole discretion, to terminate or postpone the program at any time prior to the closing of the actual exchange offer to Eligible Employees (described below), or to exclude certain Eligible Options or Eligible Employees from participating in the stock option exchange program due to tax, regulatory or accounting reasons or because their participation would be inadvisable or impractical.

Upon commencement of the option exchange program, Eligible Employees will be offered the opportunity to participate in the exchange under a Tender Offer Statement to be filed by us with the SEC and distributed to all Eligible Employees. Employees will be given at least twenty (20) business days in which to accept the offer of the new options in exchange for the surrender of their Eligible Options. The surrendered options will be cancelled on the first business day following this election period. The new options will be granted on the date of cancellation of the old options and will have an exercise price at least equal to the fair market value of our common stock on the date of grant of such new options. Surrendered options from the 2006 Equity Incentive Plan will terminate and not be returned to the plan for future grants. Surrendered options from the 2007 Omnibus Incentive Plan will be returned to the plan and will be available for future grant under the plan.

If on the date that the exchange program commences, the holder of Eligible Options is no longer an employee of the Company for any reason (including layoff, termination, voluntary resignation, death or disability), that person will not be entitled to participate in the program. An employee who elects to participate in the program and tenders his or her options for exchange must also continue to be employed with the Company on the date of the new grant in order to receive the new options.

A vote by an Eligible Employee in favor of this proposal at the Annual Meeting does not constitute an election to participate in the exchange program.

Description of New Options Issued in Exchange

Exercise Price of New Options. All new options issued in the exchange program will be granted with an exercise price at least equal to the fair market value of our common stock on the date of grant of the new options.

Vesting of New Options. New options granted in the exchange program will vest beginning one year from the date of grant of the new option. This means that Eligible Employees who elect to participate in the exchange program must complete an additional year of service to the Company before their new options would be exercisable, regardless of whether the old options surrendered were partially or wholly vested. All new options granted under the exchange program will vest 25% at the first anniversary of the date of the grant of the new option and in 36 equal installments thereafter.

Term of New Options. Each of the new options will have an expiration date that is ten years from the date of the Eligible Option grant.

Other Conditions of New Options. The new options will be granted under and subject to the terms and conditions of the Company’s 2007 Omnibus Incentive Plan. New option grants calculated according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. New options will not be issued for fractional shares.

U.S. Federal Income Tax Consequences

The exchange of options pursuant to the exchange program should be treated as a non-taxable event for U.S. federal income tax purposes. No income should be recognized for U.S. federal income tax purposes by either the Company or participating employees upon the cancellation of surrendered options and the grant of new options in the exchange. All new options granted under the option exchange program will be non-qualified stock options for U.S. federal income tax purposes.

Accounting Impact

The program will result in additional share-based compensation expense for the Company depending on the number of shares tendered and the stock price at the time of the exchange. The unamortized compensation expense from the surrendered options and incremental compensation expense associated with the new options granted under the exchange program will be recognized over the service period of the new options. If any portion of the new options granted is forfeited prior to the completion of the service condition due to termination of employment, the compensation cost for the forfeited portion of the award will not be recognized.

Potential Modification to Terms to Comply with Governmental Requirements

The terms of the option exchange program will be described in a Tender Offer Statement that we will file with the SEC. Although we do not anticipate that the SEC would require us to modify the terms materially, it is possible that we will need to alter the terms of the option exchange to comply with potential SEC comments.

Effect on Stockholders

The option exchange program is designed to provide renewed incentives and motivate Eligible Employees to continue to create stockholder value and reduce the number of shares currently subject to outstanding options, thereby avoiding the dilution in ownership that normally results from supplemental grants of new stock options. While we cannot predict which or how many employees will elect to participate in the exchange program, please see the “Exchange Ratios” section above for the approximate reduction of the number of shares underlying options outstanding assuming that 100% of Eligible Options are exchanged and replacement option grants are made in accordance with the exchange ratios set out above.

Stockholder Approval

The affirmative vote of the holders of a majority of the shares of our common stock present or represented and entitled to vote at the Annual Meeting is being sought to approve the stock option exchange program.

Recommendation of Our Board of Directors

Our Board of Directors recommends that the stockholders vote “FOR” the approval of the stock option exchange program.

PROPOSAL THREE:

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The accounting firm of Ernst & Young LLP was engaged to serve as our independent auditors for the fiscal year ended December 31, 2008. The Audit Committee of our Board of Directors has selected that firm to continue in this capacity for the fiscal year ending December 31, 2009. We are asking the stockholders to ratify the selection by the Audit Committee of Ernst & Young LLP as our independent auditors to audit our consolidated financial statements for the fiscal year ending December 31, 2009 and to perform other appropriate services. Stockholder ratification of the selection of Ernst & Young LLP as our independent auditors is not required by our bylaws or otherwise. In the event that the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent accounting firm at any time during the year if the committee feels that such a change would be in our best interests and our stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, and that representative will have the opportunity to make a brief presentation to the stockholders if he or she so desires and is expected to be available to respond to appropriate questions from stockholders.

Stockholder Approval

The affirmative vote of the holders of a majority of the shares of our common stock present or represented and entitled to vote at the Annual Meeting is being sought to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

Recommendation of Our Board of Directors

Our Board of Directors recommends that the stockholders vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees

The following table sets forth the fees billed to us for the fiscal years ended December 31, 2007 and 2008 by Ernst & Young LLP (“E&Y”), our independent registered public accounting firm:

	2007	2008
Audit Fees	$705,672	$567,466
Tax Fees	19,907	82,053
All Other Fees	19,050	72,990

Total Fees	$743,819	$722,509

Audit Fees. Audit fees consisted of fees billed by E&Y for professional services rendered in connection with the audit and quarterly reviews of our consolidated financial statements. For 2007 and 2008, such fees included fees associated with the review of a registration statement on Form S-8.

Tax Fees. Tax fees consisted of tax advice and tax planning services and services related to the 2006 Internal Revenue Service (IRS) audit during 2008 billed by E&Y.

All Other Fees. All other fees for fiscal years ended December 31, 2007 and 2008 consisted principally of an accounting research subscription and services relating to our compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee of the Board of Directors has determined that the provision by E&Y of the non-audit services described above is compatible with maintaining the independence of E&Y.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

All engagements for services by E&Y or other independent registered public accountants are subject to prior approval by the Audit Committee; however, de minimis non-audit services may instead be approved in accordance with applicable SEC rules. The Audit Committee approved all services provided by E&Y for the fiscal years ended December 31, 2007 and 2008.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the audited consolidated financial statements of U.S. Auto Parts Network, Inc. (the “Company”) for the fiscal year ended December 31, 2008 included in the Annual Report on Form 10-K for that year.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2008 with the Company’s management. The Audit Committee has discussed with the Company’s independent auditors, Ernst & Young LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication With Audit Committees.

The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Warren B. Phelps III
Robert J. Majteles
Jeffrey A. Schwartz
Ellen F. Siminoff

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

The table below sets forth certain information regarding our executive officers as of April 3, 2009.

Name	Age	Current Position(s)
Shane Evangelist	35	Chief Executive Officer and Director
Theodore R. Sanders	54	Chief Financial Officer
Aaron E. Coleman	34	Executive Vice President of Operations and Chief Information Officer
Houman Akhavan	31	Vice President of Marketing
Charles Fischer	51	Senior Vice President of Purchasing

The following is certain biographical information regarding each of our executive officers. The biography of Mr. Evangelist appears earlier in this proxy statement. See “Proposal One: Election of Directors.”

Aaron E. Coleman has been our Executive Vice President of Operations and Chief Information Officer since April 2008. From July 2007 to April 2008, Mr. Coleman served as Senior Vice President – Online Systems at Blockbuster Inc., which he joined as Vice President – Online Systems in March 2005. From April 2003 to March 2005, he was the Chief Technology Officer of Travelweb LLC, which is owned by priceline.com Incorporated, and was responsible for all aspects of Travelweb’s technology, including the technology for Travelweb.com and over 40 affiliate websites, as well as the booking gateway for the merchant property processing for Orbitz and priceline.com. Mr. Coleman’s prior experience also includes serving as Manager of the Customer Technology Infrastructure group at American Airlines. Mr. Coleman holds a B.A. degree in Business Administration from Gonzaga University.

Theodore R. Sanders has been our Chief Financial Officer since February 2009. Prior to that, from June 2007 to February 2009, he was the Chief Financial Officer of ViewSonic Corporation, and from 1997 to June 2007 Mr. Sanders served as Chief Financial Officer of public company PC Mall, Inc., a marketer of technology products with over $1.2 billion in revenue. Prior to PC Mall, Mr. Sanders served in the roles of controller, Director of Finance and Director of Internal Audit for BAX Global, a $1.7 billion subsidiary of The Pittston Company, a global business and security services company. Mr. Sanders started his career at Deloitte & Touche LLP and is a Certified Public Accountant. He holds a B.S. degree in Business Administration from Nichols College.

Houman Akhavan has been our Vice President of Marketing since January 2006. Prior to that, from August 2004 to December 2005, Mr. Akhavan served as a consultant to U.S. Auto Parts. From February 2000 to July 2004, Mr. Akhavan served as the founder and Chief Strategy Officer of Edigitalweb, Inc., an online marketing and software development firm.

Charles Fischer has been our Senior Vice President of Purchasing since May 2008. Prior to that, from November 2004 to March 2008, Mr. Fischer served as Vice President, Supply Chain Management for Keystone Automotive Industries and was responsible for all aspects of Keystone’s supply chain, including purchasing, inventory management and inbound logistics. From November 2003 to November 2004, Mr. Fischer was Director, Business Development for Modern Engineering, where he was responsible for developing, selling and implementing Logistics, Packaging and Engineering service projects to Automotive Industry clients. Mr. Fischer’s experience also includes serving as Director, Automotive Consulting for Viewlocity Corporation and Vice President of Global Sourcing for Federal-Mogul Corporation.

Our executive officers are elected by our Board of Directors and serve at the discretion of our Board until their successors have been duly elected and qualified or until their earlier resignation or removal.

Compensation Discussion and Analysis

The primary objective of our compensation policies and programs with respect to executive compensation is to serve our stockholders by attracting, retaining and motivating talented and qualified executives. We focus on providing a competitive compensation package which provides significant short and long-term incentives for the achievement of measurable corporate and individual performance objectives. We focus on, among other things, the following four elements in determining compensation:

(1). Competition. Compensation should reflect the competitive marketplace, so that the Company can attract, retain, and motivate key executives of superior ability who are critical to our future success.

(2). Accountability for Business Performance. Compensation should be tied in part to overall Company financial performance, so our executive officers are held accountable through their compensation both in salary, and long-term incentive compensation.

(3). Accountability for Individual Performance. Compensation should be tied in part to the individual’s performance to encourage and reflect individual contributions to the Company’s performance; this philosophy primarily impacts non-named executive officers.

(4). Alignment with Stockholder Interests. Compensation should be tied in part to the Company’s stock performance through the grant of stock awards which serve to align our executive officer’s interests with those of our shareholders.

Decisions regarding executive compensation are the primary responsibility of our Compensation Committee, in consultation from time to time with the Board of Directors, management and compensation consultants retained by us. The Compensation Committee establishes and makes the final determinations regarding compensation of our executive officers based on a number of factors, including recommendations from management and survey data provided by our compensation consultants.

The components of our executive compensation program generally include (a) base salaries; (b) annual cash incentive opportunities; and (c) long-term equity incentive opportunities in the form of time-based stock options and performance-based stock options. In the future, such long-term equity opportunities may also include other types of equity instruments including, but not limited to, restricted stock or restricted stock units. Executives also participate in employee benefit programs available to the broader employee population. Our executive compensation program is intended to provide executives with overall levels of compensation that are competitive within the e-commerce industry, as well as within a broader spectrum of companies with comparable revenues and profitability.

In connection with our initial public offering in 2007, we retained an independent compensation consultant, Compensia, Inc., to assist us in establishing a compensation program which includes objective criteria and formalized policies with respect to the determination of compensation amounts for our executives. In determining the compensation policies and structure for 2008 and 2009, our Compensation Committee heavily weighted the studies and benchmark data provided by Compensia, which included a proprietary technology and a proprietary general industry compensation survey, as well as a compensation survey by Watson Wyatt Worldwide, and compensation information from 14 similarly situated, U.S.-based, publicly-traded companies such as Autobytel, Blue Nile, Websense, VistaPrint, Magma Design Automation, among others.

For 2007 and 2008, for our executive officers, the Compensation Committee adopted a policy of setting total compensation at approximately the 50th to 75th percentile level of comparable companies (the “Target Percentile Range”). We paid our senior management through a mix of base salary, bonus and equity compensation, with the cash compensation, including the base salaries and bonuses, established generally at the lower end of the Target Percentile Range and the equity compensation established generally at the higher end of such range to more readily align their interests with those of stockholders. Mr. Evangelist’s compensation package, for instance, includes grants of stock options that vest over a 4-year period, as well as grants of stock options that vest upon certain milestones; that is: upon the Company’s stock price reaching $6.00 and $8.00 per share, respectively.

For 2009, the Compensation Committee has continued its policy of targeting total compensation to the 50th to 75th percentile level of comparable companies in order to effectively recruit and retain key executives; it did, however, limit the increases in executive officer base compensation to reflect the challenging economic environment.

Elements of Executive Compensation

Base Salary

We seek to provide our senior management with a base salary appropriate to their roles and responsibilities. As indicated above, for 2008 and to date in 2009, we generally established base salaries for our executive officers at the lower end of our Target Percentile Range, with the exact base salaries for our executives based on the executive’s qualifications and experience, scope of responsibilities, future potential and past performance, as well as the salaries paid by other companies for similar positions. The base salary for Mr. Sanders’ was negotiated in connection with the commencement of his employment. Mr. Akhavan’s base salary for 2009 was increased to incorporate the guaranteed bonus portion into his salary and his entire cash incentive compensation is now tied to performance-based criteria to more readily reflect the base and target incentive compensation of the peer companies. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Incentive Bonuses

For 2008, the incentive cash bonuses for our executive officers were established within Target Percentile Range and to award executives for their contributions to our overall performance. These bonuses were substantially dependent upon us meeting certain company-wide, financial and operational milestones, which were not met, and in 2008 no cash bonuses were paid other than Mr. Akhavan’s guaranteed bonus.

For 2009, the compensation for our executive officers, which includes base salaries and incentive bonuses, has been established within the Target Percentile Range. The target incentive bonuses for our executive officers have been established at approximately 33% to 80% of their respective annual base salaries, with Mr. Evangelist electing to take a portion of his incentive compensation in stock of the Company rather than cash. The actual bonuses paid will be based on overall company performance as determined by the revenues and Adjusted EBITDA achieved for the year. For our executive officers other than the Chief Executive Officer, the Chief Financial Officer, and Chief Information Officer, the bonuses paid will also be dependent in equal part upon the subjective evaluation by the Compensation Committee of each executive’s individual performance and contribution to our business objectives. Revenue and Adjusted EBITDA established for bonus purposes are generally higher than the goals established by the company for the operation of the business in general, and may thus be difficult to attain without a high degree of effort. If our performance exceeds the targets set for bonus purposes, the executive officers may, at the discretion of the Compensation Committee, earn amounts in excess of the target bonus awards.

Long-Term Equity Compensation

We believe that long-term performance is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of equity-based awards, and have established equity incentive plans to provide our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of stockholders. As such, in 2008 and to date for 2009, the Compensation Committee has made grants of stock options to the executive officers and has approved the option exchange proposed above to encourage retention of key employees, including our executives.

Prior to our initial public offering in February 2007, we issued stock options which may be exercised for restricted stock prior to vesting. The stock options that have been granted since our initial public offering are only exercisable to the extent the option is vested at the exercise date. The stock options that we grant to officers generally vest over a four year period (25% on the first anniversary of the grant date, with the remainder vesting in 36 equal monthly installments thereafter), to provide a long-term incentive to such officers, to provide them with an opportunity to obtain an ownership interest in the company and to further align their interests with the interests of our stockholders. Certain of the options granted to our Chief Executive Officer and Chief Financial Officer are directly tied to our stock price and will not vest or become exercisable unless the target metrics are met. All of the stock options that we have granted to date have a maximum term of ten years. Because we grant our executive officers a combination of time-based and performance-based options, we do not believe that our equity compensation encourages those executive officers to take excessive or unnecessary risks in operating the business.

Other Compensation

Our executive officers are eligible to receive the same benefits, including non-cash group life and health benefits, that are available to all employees. Certain additional benefits may be provided to our executives such as a car allowance, but each on a case-by-case basis.

Summary Compensation Table

The following table shows information regarding the compensation earned or awarded during the fiscal years ended December 31, 2007 and 2008 by our Chief Executive Officer and our other executive officers who were employed by us as of December 31, 2008, as well as information regarding the compensation earned or awarded by our former Chief Executive Officer and our former Chief Information Officer during 2008. The officers listed below will be collectively referred to as the “named executive officers” in this proxy statement.

Name	Fiscal Year	Salary	Bonus			Option Awards(1)	All Other Compensation		Total
Shane Evangelist(2) Chief Executive Officer	2008 2007	$350,000 60,577	$	— 250,000	(3)	$1,081,507 200,590	$93,090 18,400	(4) (4)	$1,524,597 529,567
Aaron Coleman(5) Chief Information Officer	2008 2007	175,000 —		50,000 —	(6)	53,611 —	68,733 —	(7)	347,394 —
Houman Akhavan Vice President of Marketing	2008 2007	209,616 210,423		173,990 43,750		166,155 149,081	20,250 —	(7)	570,010 403,254
Charlie Fischer(8) Senior Vice President of Purchasing	2008 2007	110,769 —		36,000 —		26,140 —	57,541 —	(7)	230,450 —
Michael J. McClane(9) Former Chief Financial Officer	2008 2007	319,182 244,615		25,000 60,000		280,410 250,970	300,835 24,398	(10) (7)	925,427 579,983
Alexander Adegan(11) Former Chief Information Officer	2008 2007	79,539 220,000		— 35,000		94,848 183,035	169,901 —	(11)	344,287 438,035

(1)	Represents the expense recognized by us for the applicable fiscal year for stock options, determined pursuant to SFAS 123(R) utilizing assumptions discussed in Note 1 to our consolidated financial statements in our annual report for the year ended December 31, 2008 (the “Annual Report”) regarding assumptions underlying valuation of equity awards. See also our discussion of share-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in the Annual Report.

(2)	Mr. Evangelist joined us as our Chief Executive Officer in October 2007.

(3)	Consists of a $250,000 signing and retention bonus.

(4)	Represents relocation expenses ($16,000 in 2007 and $73,015 in 2008), automobile allowances ($2,400 in 2007 and $15,000 in 2008) and health insurance premiums ($0 in 2007 and $5,075 in 2008).

(5)	Mr. Coleman joined us as our Chief Information Officer in April 2008.

(6)	Consists of a $50,000 signing and retention bonus.

(7)	Represents relocation expense and automobile allowance ($63,283 and $5,500 respectively) for Mr. Coleman, health insurance premiums, 401(k) plan employer contributions, and automobile allowance ($7,500, $7,750 and $5,000 respectively) for Mr. Akhavan, relocation expense ($57,541) for Mr. Fischer, health insurance premiums, 401(k) and automobile allowance for Mr. McClane ($15,000,$0 and $5,835 for 2008 and $9,714, $0 and $14,684 for 2007, respectively).

(8)	Mr. Fischer joined us as our Senior Vice President of Purchasing in May 2008.

(9)	Mr. McClane resigned from the Company in December 2008. He had served as our Chief Financial Officer and Treasurer since September 2005 and as our Executive Vice President and Secretary since October 2006. Under his separation agreement dated December 2008, Mr. McClane is entitled to severance payments equivalent to one year’s salary, payable ratably every two weeks or otherwise in accordance with our regular payroll practices, and the payment of a bonus for 2008 pari passu with that of any bonuses paid to our CEO for 2008. No bonuses were paid to our CEO for 2008; accordingly, no bonuses were paid to Mr. McClane for 2008. In addition, the Company entered into a Consulting Agreement with Mr. McClane, pursuant to which Mr. McClane received a retainer of $20,000 and $44,000 in consulting fees through December 2008. Consulting services after December 2008 will be provided on an as needed basis and will be billed by the hour. The Consulting Agreement will terminate on March 31, 2009.

(10)	Includes a bonus of $221,639 in the aggregate paid in connection with the completion of our March 2006 recapitalization. In addition, includes severance of $280,000 and consulting fees of $64,000 through December 2008.

(11)	Mr. Adegan served as our Chief Information Officer from May 2006 to April 2008, when he resigned from the Company. Under his continuity and support agreement, entered into in May 2008, Mr. Adegan is entitled to continuing benefits and was to be paid 50% of his target bonus for 2008. Since we did not meet our targets and no bonuses were paid to executives, Mr. Adegan was paid no cash bonus for 2008. In addition, we entered into a consulting agreement with Mr. Adegan and uParts.com, Inc., a company controlled by Mr. Adegan, pursuant to which we paid consulting fees of $45,000 per month from May through July 2008. A consulting fee of $6,397 per month is payable from August 2008 until February 2010.

Grants of Plan-Based Awards

All plan-based awards that were granted to our named executive officers in 2008 are non-qualified stock options. The exercise price per share of each option granted to our named executive officers was equal to the closing sales price of a share of our common stock, as reported by the NASDAQ Stock Market, on the date of the stock option grant. All options were granted under our 2007 Omnibus Incentive Plan and are exercisable to the extent vested. Except as otherwise noted below, the options vest as to 25% of the shares underlying the option on the first anniversary of the grant date, with the remainder vesting in 36 equal monthly installments thereafter.

The following table presents information concerning grants of plan-based awards to each of the named executive officers during 2008.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Option Awards (1)
Shane Evangelist(2) Chief Executive Officer	05/15/08 05/15/08	125,000 125,000	$3.72 3.72	$1.47 1.23
Aaron Coleman Chief Information Officer	04/03/08	250,000	4.01	1.40
Houman Akhavan Vice President of Marketing	—	—	—	—
Charlie Fischer Senior Vice President of Purchasing	08/01/08	175,000	3.24	1.61
Michael J. McClane(3) Former Chief Financial Officer	—	—	—	—
Alexander Adegan(4) Former Chief Information Officer	04/28/08	120,000	3.16	0.78

(1)	Represents the grant date fair value of the stock options granted, determined pursuant to SFAS 123(R) utilizing assumptions discussed in Note 1 to our consolidated financial statements in our Annual Report. See also our discussion of share-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in the Annual Report. The amounts listed represent the total share-based compensation to be recognized by us over the vesting period.

(2)	The stock options will vest and become exercisable only upon meeting certain stock price metrics. Fifty percent of the shares underlying the option will vest and become exercisable if the monthly average closing sales price of our common stock as reported by NASDAQ (the “Average Closing Price”) equals or exceeds $6.00 per share in any consecutive three month period prior to October 15, 2012. The remaining 50% of the shares underlying the option will vest and become exercisable if the Average Closing Price equals or exceeds $8.00 per share in any consecutive three-month period prior to October 15, 2012. In addition, if the Average Closing Price for one or both of the foregoing milestones has been achieved during the one or two calendar months prior to his termination of employment (other than for cause or due to death or disability) or upon his resignation for good reason, as such terms are defined in his stock option agreement, Mr. Evangelist may have up to an additional two months following his termination of employment to attain the stock price milestones.

(3)	Mr. McClane resigned effective December 11, 2008 and forfeited all unvested options at that time. He had 30 days subsequent to his resignation to exercise any vested options and did not do so; all options have been cancelled.

(4)	Mr. Adegan served as our Chief Information Officer from May 2006 to April 2008, when he resigned from the Company. In connection with his resignation, we entered into a Support Continuity Agreement and Mr. Adegan was granted options to purchase 120,000 shares that will vest in equal parts over 21 months and shall vest immediately upon a change of control of the Company.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of the fiscal year ended December 31, 2008. Except as otherwise indicated below, each option was granted under our 2007 Omnibus Incentive Plan and vests as to 25% of the shares underlying the option on the first anniversary of the grant date, with the remainder vesting in 36 equal monthly installments thereafter.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Shane Evangelist	—			250,000	(1)	$3.72	05/14/18
Chief Executive Officer	218,750	531,250	(2)			8.65	10/14/17
	—			250,000	(2)(3)	8.65	10/14/17

Aaron Coleman	—	250,000		—		4.01	04/02/18
Chief Information Officer

Houman Akhavan	158,812	72,188		—		6.78	03/27/16
Vice President of Marketing	31,250	43,750		—		5.81	04/10/17

Charlie Fischer	—	175,000		—		3.24	07/31/18
Senior Vice President of Purchasing

Michael J. McClane(4)	29,040	—		—		7.10	02/29/16
Former Chief Financial Officer	177,880	—		—		6.78	03/27/16
	97,916	—		—		5.81	04/10/17

Alexander Adegan(5)	43,636	76,364		—		3.16	04/27/18
Former Chief Information Officer

(1)	Fifty percent of the shares underlying the option will vest and become exercisable if the monthly average closing sales price of our common stock as reported by NASDAQ (the “Average Closing Price”) equals or exceeds $6.00 per share in any consecutive three month period prior to October 15, 2012. The remaining 50% of the shares underlying the option will vest and become exercisable if the Average Closing Price equals or exceeds $8.00 per share in any consecutive three-month period prior to October 15, 2012. In addition, if the Average Closing Price for one or both of the foregoing milestones has been achieved during the one or two calendar months prior to his termination of employment (other than for cause or due to death or disability) or upon his resignation for good reason, Mr. Evangelist may have up to an additional two months following his termination of employment to attain the stock price milestones.

(2)	The option was granted under our 2007 New Employee Incentive Plan.

(3)	The option was granted under our 2007 New Employee Incentive Plan. Fifty percent (50%) of the shares underlying the option will vest and become exercisable if the Average Closing Price equals or exceeds $14.00 per share in any consecutive three month period prior to October 15, 2012. The remaining 50% of the shares underlying the option vest and become exercisable if the Average Closing Price equals or exceeds $18.00 per share in any consecutive three-month period prior to October 15, 2012. In addition, if the Average Closing Price for one or both of the foregoing milestones has been achieved during the one or two calendar months prior to his termination of employment (other than for cause or due to death or disability) or upon his resignation for good reason, Mr. Evangelist may have up to an additional two months following his termination of employment to attain the stock price milestones.

(4)	Mr. McClane resigned effective December 11, 2008 and forfeited all unvested options at that time. He had 30 days subsequent to his resignation to exercise any vested options and did not do so; all options have been cancelled.

(5)	Mr. Adegan served as our Chief Information Officer from May 2006 to April 2008, when he resigned from the Company. Pursuant to a consulting agreement that we entered into with Mr. Adegan, he was awarded options to purchase 120,000 shares at an exercise price of $3.16 and shall vest over a period of 21 months. The option shall expire on April 27, 2018.

Option Exercises and Stock Vested

None of the named executive officers exercised any options to purchase our common stock or became vested in restricted stock during the year ended December 31, 2008.

Pension Benefits

We do not have any qualified or non-qualified defined benefit plans.

Non-Qualified Deferred Compensation

We do not have any non-qualified defined contribution plans or other deferred compensation plans.

Employment Contracts and Termination of Employment and Change of Control Arrangements

Agreements with Shane Evangelist

In October 2007, we entered into a five year employment agreement with Shane Evangelist, our Chief Executive Officer, pursuant to which Mr. Evangelist will receive an annual base salary of at least $350,000, subject to increase from time to time at the discretion of our Compensation Committee. Mr. Evangelist also received a lump sum signing and retention bonus of $250,000, which bonus was repayable for a certain period of time if Mr. Evangelist resigned or was terminated for cause; the bonus is no longer repayable. Mr. Evangelist is also eligible to receive an annual target incentive bonus of up to 80% of his annual base salary, depending on the achievement of certain performance goals to be established by the Compensation Committee. While Mr. Evangelist is employed on an at-will basis, his employment agreement provides that in the event of his termination for any reason other than for cause or other than as a result of his own voluntary resignation without good reason, Mr. Evangelist will be entitled to severance payments equal to one year’s base salary (payable over one year in accordance with our regular pay practices), plus a pro rated portion of his annual performance bonus for the year in which he was terminated, and reimbursement for the cost of COBRA coverage for a period of up to one year following his termination of employment. If a triggering event under the severance provisions of his employment agreement had occurred on the last business day of fiscal year 2008, then Mr. Evangelist would have been entitled to a payment of $350,000 plus approximately $12,000 of COBRA payments.

As provided in his employment agreement, Mr. Evangelist was granted two ten year stock options under our 2007 New Employee Incentive Plan, consisting of a performance-based option to purchase up to an aggregate of 250,000 shares of our common stock, which vests based upon the attainment of certain stock price metrics, and an option to purchase up to an aggregate of 750,000 shares of our common stock, which vests over a four year period. Mr. Evangelist has elected to forfeit the 250,000 performance based options. In the event that Mr. Evangelist’s employment with us is terminated for any reason other than for cause or if he resigns without good reason following certain changes in control of our company, the option for 750,000 shares will immediately vest and become fully exercisable. The exercise price for both options is $8.65 per share, which was the closing sales price of our common stock as reported by the NASDAQ Stock Market on the date of grant. If a triggering transaction had occurred as of the last business day of fiscal year 2008, all of the shares subject to the option for 750,000 shares, approximately 400,000 of which have vested, would have become vested.

Agreements with Aaron Coleman

In April 2008, we entered into an employment agreement with Aaron Coleman, our Executive Vice President of Operations and Chief Information Officer, pursuant to which Mr. Coleman will receive an annual base salary of at least $250,000, subject to increase from time to time at the discretion of our Compensation Committee. He also received a lump sum signing and retention bonus of $50,000. This bonus must be repaid to us by Mr. Coleman in the event his employment with us is terminated for cause or if he resigns without good reason (both as defined in his employment agreement), provided that such repayment amount will be reduced by $4,167 for each month of employment with us that Mr. Coleman completes. Mr. Coleman will also be eligible to receive an annual target incentive bonus of up to 40% of his annual base salary, based upon us reaching our revenue and EBITDA goals as well as his achievement of certain individual goals to be established by the Compensation Committee. While Mr. Coleman will be employed on an at-will basis, his employment agreement provides that in the event of his termination for any reason other than for cause or other than as a result of his own voluntary resignation without good reason, Mr. Coleman will be entitled to severance payments equal to one year’s base salary (payable over one year in accordance with our regular pay practices), plus a pro rated portion of his annual bonus for the year in which he was terminated, and reimbursement for the cost of COBRA coverage for up to one year following his termination of employment. If a triggering transaction had occurred as of the last business day of fiscal year 2008, then Mr. Coleman would have been entitled to a payment of $250,000 plus approximately $12,000 of COBRA payments.

As provided in his employment agreement, Mr. Coleman was granted one ten year stock option to purchase up to 250,000 shares of our common stock, which will vest over a four year period, with 25% vesting on the one year anniversary of the grant date and the remainder vesting in 36 equal monthly installments thereafter. In the event that Mr. Coleman’s employment with us is terminated for any reason other than for cause or if he resigns without good reason following certain changes in control of our company, the option will immediately vest and become fully exercisable. If a triggering transaction had occurred as of the last business day of fiscal year 2008, all of the shares subject to the option, none of which had vested, would have become vested.

Agreements with Houman Akhavan

We entered into an offer letter with Houman Akhavan in January 2006, pursuant to which he agreed to serve as our Vice President of Marketing. In the event Mr. Akhavan’s employment is terminated for any reason other than for cause, then we will be required to pay six months of severance to Mr. Akhavan based on his average pay for the six month preceding the termination date. If a triggering event under the severance provisions of his agreement had occurred on the last business day of fiscal year 2007, then Mr. Akhavan would have been entitled to a payment of approximately $116,000.

In 2006, we granted to Mr. Akhavan options to purchase an aggregate of 231,000 shares of our common stock. This stock option agreement provides that in the event of an involuntary termination of the applicable officer’s service with us within 12 months after a change in control of U.S. Auto Parts, then all unvested option shares will immediately vest and will remain exercisable until the earlier of (i) the expiration of such options, or (ii) the one year anniversary of the involuntary termination. If a triggering transaction had occurred as of the last business day of fiscal year 2008, 115,938 shares of the option granted to Mr. Akhavan, which had not vested as of such date, would have become vested.

Agreements with Ted Sanders

In February 2009, we entered into a five year employment agreement with Ted Sanders, our Chief Financial Officer, pursuant to which Mr. Sanders will receive an annual base salary of at least $300,000, subject to increase from time to time at the discretion of our Compensation Committee. Mr. Sanders also received a lump sum signing and retention bonus of $25,000, which bonus is repayable for a certain period of time if Mr. Sanders resigns or is terminated for cause. Mr. Sanders is also eligible to receive an annual target incentive bonus of up to 50% of his annual base salary, depending on the achievement of certain performance goals to be established by the Compensation Committee. While Mr. Sanders is employed on an at-will basis, his employment agreement provides that in the event of his termination for any reason other than for cause or other than as a result of his own voluntary resignation without good reason, Mr. Sanders will be entitled to severance payments equal to one year’s base salary (payable over one year in accordance with our regular pay practices), plus a pro rated portion of his annual performance bonus for the year in which he was terminated, and reimbursement for the cost of COBRA coverage for a period of up to one year following his termination of employment.

As provided in his employment agreement, Mr. Sanders has been granted two ten year stock options under our 2007 New Employee Incentive Plan, consisting of a performance-based option to purchase up to an aggregate of 100,000 shares of our common stock, which vests based upon the attainment of certain stock price metrics, and an option to purchase up to an aggregate of 400,000 shares of our common stock, which vests over a four year period. In the event that Mr. Sanders’ employment with us is terminated for any reason other than for cause or if he resigns without good reason following certain changes in control of our company, the option for 400,000 shares will immediately vest and become fully exercisable. The exercise price for both options is $1.15 per share, which was the closing sales price of our common stock as reported by the NASDAQ Stock Market on the date of grant.

Agreements with Alexander Adegan

In April 2008, we entered into a Support Continuity Agreement (the “Support Agreement”) with Alexander Adegan, the Company’s former Chief Information Officer, who resigned from such office on April 3, 2008 and subsequently terminated his employment with the Company effective April 18, 2008. Under the Support Agreement, Mr. Adegan is entitled to certain continuing benefits and the payment of a bonus for 2008. In addition, the Company entered into a Consulting Agreement with Mr. Adegan and uParts.com, Inc. (“uParts”), a company controlled by Mr. Adegan. Pursuant to the Consulting Agreement, Mr. Adegan and uParts will receive a monthly consulting fee until February 2010. In addition, in connection with the Consulting Agreement, Mr. Adegan was granted an option under the Company’s 2007 Omnibus Incentive Plan to purchase up to 120,000 shares of the Company’s common stock at an exercise price equal to the closing sales price of the common stock on the date of grant, which option will vest in equal monthly installments over the next 22 months but will vest in full upon a change in control of the Company.

Agreements with Michael McClane

In December 2008, we entered into a separation agreement and release of claims and a consulting agreement with Michael McClane, our Chief Financial Officer, Executive Vice President of Finance, Treasurer and Secretary, pursuant to which Mr. McClane will be paid $280,000 over a period of one year. Mr. McClane waived any rights to payment of healthcare premiums or automobile allowance. Pursuant to the terms of the consulting agreement, which extends through March 31, 2009, Mr. McClane was paid a retainer of $20,000, plus an additional $44,000 for consulting fees through December 2008. Consulting services will be provided on an as needed basis after December 2008 and billed at a rate of $200 per hour.

Director Compensation

The compensation and benefits for service as a member of the Board of Directors is determined by our Board of Directors. Directors employed by us or one of our subsidiaries are not compensated for service on the Board or on any committee of the Board; however, we reimburse each of our directors for any out-of-pocket expenses in connection with attending meetings of our Board of Directors and committees of the Board of Directors. Each of our non-employee directors, other than Messrs. Harman, Khazani and Nia, are entitled to a fee of $25,000 per year for his or her service as a director. Members of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee each receive an additional $7,500, $5,000 and $2,500, respectively, per year for his or her service on such committee. The chairpersons of the Board, Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee receive an additional $25,000, $22,000, $7,500, and $5,000 respectively, per year for his or her service on such committee. The chairperson of our Strategic Committee received $40,000 in 2008 for his service on the committee.

Any non-employee director who is first elected to the Board of Directors will be granted an option to purchase 45,000 shares of our common stock on the date of his or her initial election to the Board of Directors. In addition, on the date of each annual stockholders meeting, each person who has served as a non-employee member of the Board of Directors for at least six months before the date of the stockholder meeting will be granted a stock option to purchase 20,000 shares of our common stock. These options will have an exercise price per share equal to the fair market value of our common stock on the date of grant and will vest over a three year period, subject to the director’s continuing service on our Board of Directors. These options will also immediately vest in full upon a change in control of our company. The term of each option granted to a non-employee director shall be ten years. These options will be granted under our 2007 Omnibus Incentive Plan.

As described above, for the year ended December 31, 2008, each of our non-employee directors, other than Messrs. Harman, Khazani and Nia, was entitled to receive stock options and $25,000 per year for his or her service as a director, as well as the payment of an additional $7,500, $5,000 or $2,500 per year for each committee on which he or she served. In addition, the chairperson of a committee was entitled to receive $22,000, $7,500 or $5,000 per year (depending on the committee) for service on such committee. The following table sets forth a summary of the compensation earned in fiscal year 2008 by each person who served as a director during such year, who is not a named executive officer.

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)(2)	Total ($)
Joshua L. Berman	$30,000		$40,233	$70,233
Fredric W. Harman	—		—	—
Sol Khazani	—		—	—
Mehran Nia	40,000	(3)	32,998	62,998
Robert J. Majteles	73,125		121,237	194,362
Warren B. Phelps III	45,875		43,379	89,254
Jeffrey A. Schwartz	61,667		108,676	170,343
Ellen F. Siminoff	42,500		78,950	121,450

(1)	Stock options were granted pursuant to our 2006 Equity Incentive Plan prior to February 2007 and pursuant to our 2007 Omnibus Incentive Plan thereafter. The amounts listed represent the expense recognized by us for fiscal year 2008 for the stock options granted, determined pursuant to SFAS 123(R) utilizing assumptions discussed in Note 1 to our consolidated financial statements in our Annual Report. See also our discussion of share-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in the Annual Report. The total share-based compensation to be recognized over the vesting period is as follows: Joshua L. Berman – $127,271; Warren B. Phelps III – $136,227; Jeffrey A. Schwartz – $209,438; Robert J. Majteles – $394,356; and Ellen F. Siminoff – $227,244.

(2)	In November 2006, we granted to each of Mr. Majteles and Ms. Siminoff an option to purchase up to 30,000 shares of our common stock at an exercise price of $11.68 per share. One third of each option granted to these directors vests on the first anniversary of the option grant date and the balance of each option vests in 24 equal monthly installments thereafter. In January 2007, in accordance with our new compensation program with respect to non-employee directors, Mr. Majteles and Ms. Siminoff were each granted an option to purchase 15,000 shares of our common stock at an exercise price of $11.68 per share, to bring the initial option holdings for each to 45,000 shares in the aggregate. The new options will vest on the same schedule as the options granted to them in 2006. In April 2007, in connection with his appointment as Chairman of the Board, we granted to Mr. Majteles an option to purchase 150,000 shares of our common stock at the then current fair market value of $5.55 per share, which option vests in twelve equal successive monthly installments. Mr. Majteles and Ms. Siminoff also each received the annual stock option grant for 20,000 shares after our 2007 Annual Meeting of Stockholders. Messrs. Berman, Phelps and Schwartz each received an option for 45,000 shares of common stock upon joining our Board of Directors in 2007. In May 2008, after our Annual Meeting of Stockholders Messrs. Majteles, Berman, Phelps, Schwartz and Ms. Siminoff each received the annual stock option grant for 20,000 shares. Additionally, Mr. Majteles elected to forego a portion of his annual retainer for service as Chairman of the Board in exchange for 20,000 stock options. Each of the above described options was outstanding as of the end of fiscal year 2008. Each of the options will immediately vest in full upon a change in control of our company.

(3)	In September 2008, we entered into a consulting arrangement with Mr. Nia, pursuant to which he is paid a monthly consulting fee of $10,000. See “Certain Relationships and Related Transactions.”

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of our Board of Directors during the fiscal year ended December 31, 2008 were Messrs. Berman and Majteles and Ms. Siminoff. None of the members of our Compensation Committee at any time has been one of our officers or employees or an officer or employee of one of our subsidiaries at any time during the fiscal year ended December 31, 2008. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers on our Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with the management of U.S. Auto Parts Network, Inc. the Compensation Discussion and Analysis to be included in the proxy statement on Schedule 14A for our 2009 Annual Meeting of Stockholders. Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in such proxy statement and incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2008.

Submitted by the Compensation Committee of the Board of Directors:

Joshua L. Berman
Robert J. Majteles
Ellen F. Siminoff

OWNERSHIP OF SECURITIES BY

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates information as of April 3, 2009 regarding the ownership of our common stock by:

•	each person who is known by us to own more than 5% of our shares of common stock;

•	each named executive officer;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.

The number of shares beneficially owned and the percentage of shares beneficially owned are based on 29,846,757 shares of common stock outstanding as of April 3, 2009. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Shares subject to options that are exercisable within 60 days following April 3, 2009 are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that optionee, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name and Address of Beneficial Owners(1)	Number of Shares	Percent of Class
5% Stockholders:
Oak Investment Partners XI, L.P. (2)	9,333,485	31.3%
Stephens Investment Management (3)	1,778,141	6.0

Officers and Directors:
Shane Evangelist (4)	474,475	1.6
Aaron Coleman (5)	72,308	*
Theodore R. Sanders (6)	—	—
Houman Akhavan (7)	296,425	1.0
Charlie Fischer (8)	43,750	*
Michael J. McClane (9)	2,500	*
Alexander Adegan (10)	70,909	*
Joshua L. Berman (11)	37,130	*
Fredric W. Harman (2)	9,333,485	31.3
Sol Khazani (12)	4,147,998	13.9
Robert J. Majteles (13)	261,649	*
Mehran Nia (14)	6,380,938	21.3
Warren B. Phelps III (15)	44,205	*
Jeffrey A. Schwartz (16)	112,620	*
Ellen F. Siminoff (17)	65,989	*

All directors and executive officers as a group (13 persons) (18)	21,270,972	68.4%

*	Less than 1%.
(1)	The address for each of the directors and officers listed above is c/o U.S. Auto Parts Network, Inc. at 17150 South Margay Avenue, Carson, California 90746. The address for Oak Investment Partners XI, L.P. is 525 University Avenue, Suite 1300, Palo Alto, California 94301. The address for Stephens Investment Management is One Ferry Building, Suite 255, San Francisco, CA 94111.

(2)	Mr. Harman is a Managing Member of Oak Associates XI, LLC (“Oak Associates”), the general partner of Oak Investment Partners XI, L.P. (“Oak Partners”). Mr. Harman has shared power to vote and shared power to dispose of the shares held by Oak Partners. The names of the parties who share power to vote and dispose of the shares held by Oak Partners with Mr. Harman are Bandel L. Carano, Ann H. Lamont, Edward F. Glassmeyer, and Gerald R. Gallagher, all of whom are Managing Members of Oak Associates. Mr. Harman, Bandel L. Carano, Ann H. Lamont, Edward F. Glassmeyer, and Gerald R. Gallagher each disclaims beneficial ownership of the shares held by Oak Partners, except to the extent of each such person’s pecuniary interest therein.

(3)	Based on a Schedule 13G/A filed with the SEC on February 13, 2009. Stephens Investment Management, Paul H. Stephens, P. Bartlett Stephens, and W. Bradford Stephens have the shared power to vote or to direct the vote of and the shared power to dispose or to direct the disposition of 1,778,141 shares in the aggregate, and are thus deemed to beneficially own such shares, in their capacities as investment managers for certain managed accounts. The managed accounts have the right to receive dividends from, and the proceeds from the sale of, the managed accounts’ shares. Messrs. Stephens each disclaims beneficial ownership of the shares in excess of those shares as to which he has or shares voting or investment authority.

(4)	Includes 296,875 shares issuable upon exercise of outstanding options which are exercisable as of April 3, 2009 or within 60 days after such date.

(5)	Includes 67,708 shares issuable upon exercise of outstanding options which are exercisable as of April 3, 2009 or within 60 days after such date.

(6)	Mr. Sanders began serving as our Chief Financial Officer as of February 16, 2009.

(7)	Includes 270,062 shares issuable upon exercise of outstanding options which are exercisable as of April 3, 2009 or within 60 days after such date.

(8)	Includes 43,750 shares issuable upon exercise of outstanding options which are exercisable as of April 3, 2009 or within 60 days after such date.

(9)	Mr. McClane served as our Chief Financial Officer from September 2005 until his resignation in December 2008.

(10)	Mr. Adegan served as our Chief Information Officer from May 2006 until his resignation in April 2008. Includes 70,909 shares issuable upon exercise of outstanding options which are exercisable as of April 3, 2009 or within 60 days after such date, which options were granted as part of a consulting agreement entered into in April 2008.

(11)	Includes 30,954 shares issuable upon exercise of outstanding options which are exercisable as of April 3, 2009 or within 60 days after such date.

(12)	Consists of (i) 3,494,806 shares held by the Khazani Living Trust established October 26, 2004, of which Mr. Khazani and his former spouse are the co-trustees and beneficiaries, (ii) 427,958 shares in the aggregate held in annuity trusts established by Mr. Khazani and his former spouse, for which Mr. Khazani and his former spouse serve as co-trustees, and (iii) 225,234 in the Sol Khazani Living Trust established June 1, 2007, for which Mr. Khazani is trustee. Mr. Khazani is a director and one of our co-founders. He served as our Chairman of the Board from January 2001 to March 2007.

(13)	Includes 221,649 shares issuable upon exercise of outstanding options which are exercisable as of April 3, 2009 or within 60 days after such date.

(14)	Consists of (i) 5,828,317 shares held by the Nia Living Trust established September 2, 2004, of which Mr. Nia and his spouse are the co-trustees and beneficiaries, (ii) 427,958 shares in the aggregate held in annuity trusts established by Mr. Nia and his spouse, for which Mr. Nia and his spouse serve as co-trustees, and (iii) 124,663 shares issuable upon exercise of outstanding options which are exercisable as of April 3, 2009 or within 60 days after such date. Mr. Nia is a director and one of our co-founders. He also served as our Chief Executive Officer and President from October 1995 to October 2007.

(15)	Includes 32,205 shares issuable upon exercise of outstanding options which are exercisable as of April 3, 2009 or within 60 days after such date.

(16)	Consists of 112,620 shares issuable upon exercise of outstanding options which are exercisable as of April 3, 2009 or within 60 days after such date.

(17)	Consists of (i) 1,000 shares held by The D&E Living Trust Established 10/25/96, of which Ms. Siminoff and her spouse are the co-trustees and beneficiaries, and (ii) 64,989 shares issuable upon exercise of outstanding options which are exercisable as of April 3, 2009 or within 60 days after such date.

(18)	Includes 1,265,475 shares issuable upon exercise of outstanding options which are exercisable as of April 3, 2009 or within 60 days after such date. Does not include shares held by Messrs. Adegan or McClane who were not serving as executive officers or directors of our company as of April 3, 2009.

EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2008 with respect to shares of our common stock that may be issued under existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance under Equity Compensation Plans (excluding some securities reflected in first column)
Equity compensation plans approved by security holders(1)	4,449,156	$4.95	298,597
Equity compensation plans not approved by security holders(2)	1,000,000	8.65	1,000,000

Total	5,449,156	$5.63	1,298,597

(1)	Consists of our 2006 Equity Incentive Plan (the “2006 Plan”) and our 2007 Omnibus Incentive Plan (the “2007 Plan”). No additional option grants are being made under the 2006 Plan after the 2007 Plan became effective. 2,400,000 shares were initially reserved for issuance under our 2007 Plan. The number of shares of common stock reserved under our 2007 Plan automatically increases on the first day of each year in an amount equal to the lesser of (a) 1,500,000 shares or (b) 5% of the number of shares of our common stock outstanding on the last day of the preceding year or (c) such lesser number as determined by our Board of Directors. In accordance with such provisions, on January 1, 2008 and 2009, the number of shares reserved for issuance under our 2007 Plan increased by 1,492,338 for each year.

(2)	Consists of our 2007 New Employee Incentive Plan (the “2007 New Employee Plan”), which became effective in October 2007. 2,000,000 shares have been reserved for issuance under the 2007 New Employee Plan.

CERTAIN RELATIONSHIPS

AND RELATED TRANSACTIONS

Since January 1, 2008, there has not been, nor is there any proposed transaction where we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, director nominee, executive officer, holder of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation agreements and other agreements and transactions which are described in “Executive Compensation and Other Information” and the transactions described below. We believe that the agreements and transactions described below were generally on terms that were comparable to terms we could have obtained from unaffiliated third parties.

Policies and Procedures for Related Party Transactions

Pursuant to the written charter of our Audit Committee adopted in January 2007, our Audit Committee of the Board of Directors is responsible for reviewing and approving all related party transactions and potential conflict of interest situations involving a principal stockholder, a member of the Board of Directors or senior management. In addition, our company policies require that our officers and employees avoid using their positions for purposes that are, or give the appearance of being, motivated by a desire for personal gain, and our policies further require that all officers and employees who have authority to initiate related party transactions provide a written report, on an annual basis, of all activities which could result in a conflict of interest or impair their professional judgment. All such written reports concerning related party transactions or conflicts of interest are submitted to, and reviewed by, our Chief Financial Officer and our Audit Committee.

Related Party Transactions

We lease our corporate headquarters and primary warehouse and certain equipment from Nia Chloe Enterprises, LLC, an entity owned by Mehran Nia, Ben Elyashar and Sol Khazani. Mr. Khazani is a director and one of our 5% stockholders. Mr. Khazani also served as our Chairman of the Board from January 2001 to March 2007. Mr. Nia is a director and one of our 5% stockholders. Mr. Nia also served as our Chief Executive Officer and President from October 1995 to October 2007. Mr. Elyashar served as one our directors from 1995 to November 2006 and as our Chief Operating Officer from February 2006 to October 2006. Lease payments and expenses associated with this arrangement totaled $548,000 in fiscal year 2008.

From time to time, we have purchased inventory from Saman, Inc., d/b/a American Condenser, which is owned by Mr. Khazani and his brother. Our purchases from Saman in 2008 totaled $242,000. Saman also uses a portion of our facility located in Nashville, Tennessee. For fiscal year 2008, Saman paid to us $60,000 as payment for its use of such portion of our Tennessee facility.

In October 2006, we entered into a services agreement with Efficient Frontier, Inc., a provider of paid search engine marketing solutions. Ellen F. Siminoff, one of our directors, is the Chairman of Efficient Frontier. The agreement provides for monthly payments based on our total online marketing budget spent at Internet search engines through the use of Efficient Frontier, subject to certain minimums. The agreement automatically renews for six month periods, but either party may terminate the agreement at any time without cause upon 30 days’ prior written notice. For the year ended December 31, 2008, we paid to Efficient Frontier $281,000 for its services.

In September 2008, we entered into a verbal agreement with Mehran Nia to provide consulting services with regard to our purchasing operations. The arrangement may be terminated by either party at any time. Mr. Nia will be paid $10,000 per month pursuant to the arrangement. For the year ended December 31, 2008, we paid Mr. Nia $40,000 for his services.

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, our directors and officers and any persons holding more than 10% of our common stock are required to report their ownership of our common stock and any changes in that ownership to the SEC on Section 16(a) forms. Specific due dates for these reports have been established, and we are required to report in this proxy statement any failure to file by these dates. Based solely on our review of copies of the reports on the Section 16(a) forms received by us with respect to the fiscal year ended December 31, 2008 and representations from the reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more than 10% of our common stock have complied with the reporting requirements of Section 16(a) and have filed all reports required by such section.

ANNUAL REPORT

A copy of our annual report on Form 10-K for the fiscal year ended December 31, 2008 (excluding the exhibits thereto) accompanies the proxy materials being mailed to all stockholders. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material. Stockholders may obtain a copy of the Annual Report and any of our other filings with the SEC, without charge, by writing to our corporate Secretary, U.S. Auto Parts Network, Inc., 17150 South Margay Avenue, Carson, California 90746. The annual report on Form 10-K (including the exhibits thereto) is also available on the Securities and Exchange Commission’s website at www.sec.gov.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 5, 2009

This proxy statement and our annual report on Form 10-K for the year ended December 31, 2008 are also available at http://investor.usautoparts.net. We encourage you to access and review all of the important information contained in the proxy materials before voting.

DEADLINE FOR RECEIPT OF

STOCKHOLDER PROPOSALS OR NOMINATIONS

Stockholders may present proposals for action at a future meeting or nominate persons for the election of directors only if they comply with the requirements of the proxy rules established by the SEC and our bylaws. Pursuant to Rule 14a-8 of the Exchange Act, some stockholders proposals may be eligible for inclusion in our proxy statement for the 2010 Annual Meeting of Stockholders (the “2010 Annual Meeting”). Stockholder proposals that are intended to be presented at our 2010 Annual Meeting and included in the proxy statement, form of proxy and other proxy solicitation materials related to that meeting must be received by us not later than December 4, 2009.

If a stockholder wishes to submit a proposal which is not intended to be included in our proxy statement under Rule 14a-8 of the Exchange Act, or wishes to nominate a person as a candidate for election to the Board, the stockholder must submit the proposal or nomination between February 4, 2010 and March 6, 2010. If the date of the 2010 Annual Meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary date of the 2009 Annual Meeting of Stockholders (a situation that we do not anticipate), the stockholder must submit any such proposal or nomination not earlier than the 90th day before the 2010 Annual Meeting and not later than the close of business on the later of (i) the 60th day before the 2010 Annual Meeting and (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. Stockholders are advised to review our bylaws which contain these advance notice requirements with respect to advance notice of stockholder proposals and director nominations.

In addition, with respect to any proposal that a stockholder presents at the 2010 Annual Meeting that is not submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, the proxy solicited by the Board of Directors for such annual meeting will confer discretionary voting authority to vote on such stockholder proposal to the extent permitted under Rule 14a-4 under the Exchange Act.

Stockholder proposals must be in writing and should be addressed to our corporate Secretary, at our principal executive offices at 17150 South Margay Avenue, Carson, California 90746. It is recommended that stockholders submitting proposals direct them to our corporate Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The presiding officer of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our bylaws and conditions established by the SEC.

OTHER BUSINESS

The Board of Directors is not aware of any other matter which will be presented for action at the Annual Meeting other than the matters set forth in this proxy statement. If any other matter requiring a vote of the stockholders arises, it is intended that the proxy holders will vote the shares they represent as the Board of Directors may recommend. The enclosed proxy grants the proxy holders discretionary authority to vote on any such other matters properly brought before the Annual Meeting.

By Order of the Board of Directors

Shane Evangelist
Chief Executive Officer

PROXY

U.S. AUTO PARTS NETWORK, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of U.S. AUTO PARTS NETWORK, INC. (the “Company”) hereby appoints SHANE EVANGELIST and AMY B. KRALLMAN, and each of them, proxies of the undersigned, each with full power to act without the other and with power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 5, 2009 at 10:30 a.m. Pacific Time at the Torrance Marriott South Bay, located at 3635 Fashion Way, Torrance, California 90503, and at any adjournment or postponement thereof, and to vote all shares of the Company’s common stock held of record by the undersigned on March 16, 2009, with all the powers the undersigned would possess if personally present, in accordance with the instructions on the reverse hereof.

The undersigned hereby revokes any other proxy to vote at such Annual Meeting of Stockholders and hereby ratifies and confirms all that said proxies, and each of them, may lawfully do by virtue hereof. The undersigned also acknowledges receipt of the Notice of the Annual Meeting of Stockholders, the proxy statement and the annual report on Form 10-K for the year ended December 31, 2008, which were furnished with this proxy.

(continued and to be signed on the reverse side)

(continued from other side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS BELOW, OR IF NO INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS ONE, TWO AND THREE, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTERS PROPERLY BROUGHT TO A VOTE AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

1.	Election of Class II Directors.

Nominees standing for election:

Frederic W. Harman	☐	FOR	☐	WITHHOLD AUTHORITY

Warren B. Phelps III	☐	FOR	☐	WITHHOLD AUTHORITY

Jeffrey Schwartz	☐	FOR	☐	WITHHOLD AUTHORITY

2.	Approval of stock option exchange program.

☐  FOR            ☐  AGAINST            ☐  ABSTAIN

3.	Ratification of Ernst & Young LLP as the independent auditors of U.S. Auto Parts Network, Inc. for the fiscal year ending December 31, 2009.

☐  FOR            ☐  AGAINST            ☐  ABSTAIN

MARK HERE FOR ADDRESS CHANGE AND INDICATE NEW ADDRESS	☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Date:

Signature

Signature

NOTE: This proxy must be signed exactly as your name appears hereon. Executors, administrators, trustees, etc., should give full title as such. If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.